Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Laboratory Corporation of America Holdings of our report dated February 28, 2019 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Laboratory Corporation of America Holdings’ Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

November 12, 2019